Exhibit 99.5

Ascent Solar Enters Major Strategic Alliance with TFG Radiant Group of China

Thornton, Colo.—Ascent Solar Technologies, Inc. (“Ascent”) (NASDAQ:ASTI) and TFG Radiant Group (“TFG Radiant”) today announced they have signed a more than $275 million plus royalties long term, multi-faceted, strategic partnership that includes (i) investments by TFG Radiant in Ascent and (ii) a joint development agreement between TFG Radiant and Ascent to establish manufacturing facilities to be located in East Asia. Under the agreement, TFG Radiant has committed $165 million for the initial East Asia FAB, bringing the total deal value to about $450 million plus royalties.

Investment Transactions

TFG Radiant has purchased 6,400,000 shares of Ascent stock at a price of $1.15 per share ($7.36m), which represents a premium of 56% relative to the closing price of Ascent stock on August 12, 2011. In addition, under certain conditions (including Ascent obtaining the approval of its shareholders together with TFG Radiant meeting certain performance requirements relating to the initial FAB construction) TFG Radiant will receive the right to purchase an additional 9,500,000 shares of Ascent stock, at a price of $1.55 per share ($14.7m). In connection with the investment, TFG Radiant has the right initially to appoint one member to Ascent’s Board of Directors, and entitlement to appoint a second member if TFG Radiant’s ownership percentage increases in the future pursuant to the exercise of its stock purchase option.

Joint Development Agreement

Ascent has agreed to exclusively license its technology for fabrication and distribution of flexible, lightweight copper, indium, gallium, diselenide (“CIGS”) photovoltaic modules to TFG Radiant for East Asia. The East Asia territory includes China, Taiwan, Hong Kong, Malaysia, Indonesia, Thailand, Korea, and Singapore. Ascent retains all rights for the U.S. and rest of the world.

Pursuant to the strategic alliance, in addition to continuing to ramp its existing FABs and improve its technology, Ascent will develop a next-generation PV production line in Colorado. Based on Ascent’s technology, TFG Radiant will build its first fabrication facility in China, with a projected direct investment of over $165 million. This FAB is expected to have an initial annual production capacity of 100 MW.

TFG Radiant will cover consulting costs for Ascent personnel in helping to install and bring online the FAB in China. Ascent will receive partial ownership of the China FAB and royalties on all sales from that FAB. TFG Radiant also has the right to build, at its cost, multiple additional FABs for the East Asian markets and Ascent will receive partial ownership, royalties and consulting fees for all such FABs.

Ascent will receive license fees and non-recurring engineering fees from TFG Radiant. In addition, Ascent will receive milestone payments tied to the achievement of certain production and cost goals. The total of such milestone payments could exceed $250 million over multiple years.

“This partnership is transformative in nature. It is based on the complementary expertise of TFG Radiant, in metal roofing and construction in one of the world’s largest markets, and Ascent, in market

Ascent Solar Technologies, Inc., 12300 N. Grant St., Thornton, CO 80241-3120 Phone: 720-872-5000 Fax: 720-872-5077 www.ascentsolar.com leading flexible CIGS technology” said Dr. Amit Kumar, Chairman of Ascent. “This partnership enables Ascent to pursue the building integrated and building applied photovoltaic markets with a partner that will finance and drive manufacturing, sales, marketing, distribution and installation. Ascent will receive ownership in the offshore FABs, and a royalty that will drop directly to our bottom line. Ascent will continue to develop and serve the premium markets through its current and future plants in the US. We will also seek similar partnerships for other geographies. Strategically, this type of partnership enables us to focus on R&D, and product and plant development, while our partners focus on scale up, cost reduction and commercialization.”

“We are excited to be working with TFG Radiant” said Ron Eller, President and CEO of Ascent. “They bring expertise in innovative roof design and materials, balance of system design, volume manufacturing, and broad access to the East Asian markets. While we continue to ramp our current Colorado FABs, this arrangement enables us to work with a key partner to build the first non-U.S. and largest CIGS FAB based on Ascent’s unique, flexible, monolithically integrated technology. TFG Radiant has the market leadership, distribution channels, installation capability and infrastructure, and established and highly motivated customer base that will accelerate the market for Ascent’s CIGS products in East Asia. TFG Radiant’s major financial and strategic commitments to this alliance are a strong endorsement of Ascent’s flexible CIGS technology.”

“We have evaluated multiple PV technologies for roof-top and other applications. After an extensive review of Ascent’s PV technology and its ease of adoption to roofing applications, we are convinced that Ascent’s ultra-light flexible modules are the best for China and East Asia, which we expect to be the largest markets in the world” stated Inbo Lee, President and CEO of TFG Radiant. “Having been Ascent’s exclusive distributor in China for the past year, we know this is the product our customers want. The partnership with Ascent will strengthen our leadership position in innovative metal roofing and construction, and propel us to be the market leader in building integrated, building applied and other solar applications in the East Asia markets. Needless to say, this partnership is very important and strategic to our future growth.”

About Ascent Solar Technologies, Inc.

Ascent Solar Technologies, Inc. is a developer of thin-film photovoltaic modules with substrate materials that can be more flexible and affordable than most traditional solar panels. Ascent Solar modules can be directly integrated into standard building materials, commercial transportation, automotive solutions, space applications, consumer electronics for portable power or configured as stand-alone modules for large scale terrestrial deployment. Ascent Solar is headquartered in Thornton, Colo. Additional information can be found at www.ascentsolar.com.

About TFG Radiant Group

TFG Radiant Group is a joint venture of Radiant Group (www.sradiant.com), a Chinese conglomerate in construction and real estate, and Tertius Financial Group, a private investment firm based in Singapore. The Group, with more than 3,000 personnel, operates various businesses across China, Indonesia, Singapore and Malaysia, including in metal roofing and facades, import/export trading, real estate investment, project management and consultation, new-energy development, manufacturing and distribution and gold mining.

Investor Relations Contact:

Ashutosh Misra, Senior Vice President

720-872-5107

IR@ascentsolar.com

Media & Public Relations Contact:

Brand Fortified

Kelly Brandner, 303-289-4303

kbrandner@brandfortified.com